Exhibit 99.2

OXFORD INDUSTRIES TO ACQUIRE VIEWPOINT INTERNATIONAL and TOMMY BAHAMA®

     ATLANTA, April 27 — Oxford Industries, Inc. (NYSE: OXM) announced today that it has signed a definitive agreement to purchase all of the outstanding capital stock of Viewpoint International, Inc., owner of the Tommy Bahama® brand. The transaction is valued at up to $325 million consisting of $240 million in cash, $10 million in Oxford stock and up to $75 million in contingent payments, subject to the achievement by Viewpoint of certain performance targets. All outstanding debt of Viewpoint and their transaction fees will be paid out of the proceeds. The acquisition is expected to close in early June 2003. Consummation of the acquisition is subject to customary closing conditions, including obtaining regulatory approvals.

     Oxford expects to finance the cash portion of the purchase price with the net proceeds from a private offering of $175 million of senior notes, borrowings under a new senior secured revolving credit facility and cash on hand. Oxford expects to complete the senior notes offering prior to completion of the acquisition and will place the net proceeds from the private offering in escrow pending completion of the acquisition. The closing of the notes offering and senior secured revolving credit facility are subject to the satisfaction of customary conditions.

     Viewpoint, which was founded in 1992, owns the Tommy Bahama brand of lifestyle apparel and home furnishings which includes upscale men’s and women’s sportswear, swimwear, accessories and a complete home collection. Viewpoint also produces two additional collections under the Tommy Bahama label, Indigo Palms™ and Island Soft™. It also operates 30 Tommy Bahama retail locations across the country, including 24 retail stores and six retail/restaurant compounds. For the twelve months ended March 31, 2003, Viewpoint had net sales of approximately $330 million.

     “As the purveyor of island lifestyles, Tommy Bahama is the essence of a relaxed, sophisticated style,” commented J. Hicks Lanier, Chairman and President of Oxford. “Tony Margolis, Lucio Dalla Gasperina, Bob Emfield and their management team have done a spectacular job of creating and building Tommy Bahama into a widely recognized consumer lifestyle brand. The addition of the Tommy Bahama brand to our existing portfolio represents a strategic opportunity for us to further diversify our products over a wider range of price points and distribution channels and to penetrate a particularly attractive consumer demographic. We are delighted to welcome Tony, Lucio, Bob and the entire management team into the Oxford fold and we look forward to a continuation of their success.”

     “The most difficult decision we have faced since the day we formed the company was to choose a partner to share our destiny,” said Tony Margolis, President and CEO of Tommy Bahama. “Hicks Lanier and the Oxford organization bring a clear understanding of what we are as a company, why we have been successful to this point, and what we want to accomplish for the future. They also bring many of the operational skills and controls we need to help take the Tommy Bahama brand to its fullest potential. Their willingness to allow us and our management team to continue to direct the future of our company and to pursue our vision makes this transaction a comfortable one for us. We look forward to this new association with great enthusiasm.”

     Merrill Lynch & Co. acted as exclusive financial advisor to Oxford in connection with this acquisition. SunTrust Capital Markets, Inc. and Merrill Lynch Capital will act as joint lead arrangers under the new senior secured revolving credit facility.

     Oxford Industries, Inc. is a diversified international manufacturer and wholesale marketer of branded and private label apparel for men, women and children. With manufacturing and sourcing operations in over 40 countries around the globe, Oxford provides retailers and consumer with a wide variety of apparel products and services to suit their individual needs. Major licensed brands include Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Slates®, Oscar de la Renta® and Izod Club®. Oxford’s private label customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchandisers, department stores, specialty stores and Internet retailers. Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. Please visit our website at www.oxfordinc.com.

     This press release contains forward-looking statements concerning Oxford’s proposed acquisition and related financings. Forward-looking statements reflect Oxford’s current expectations and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include assumptions relating to the timing of the acquisition of Viewpoint, the timing and ability of Oxford to access capital markets, the expected terms and conditions of the financing for the acquisition and the successful syndication of the senior secured revolving credit facility. These assumptions could prove inaccurate. These forward-looking statements also involve risks and uncertainties, including the inability to obtain regulatory approvals in connection with the acquisition, general economic conditions and prevailing market conditions. There can be no assurance that the acquisition or the related financings will be completed on the terms anticipated or at all.